EXHIBIT 99.1

             COMPETITIVE TECHNOLOGIES TO RECEIVE PAYMENTS
                      FOR CONTACT LENS TECHNOLOGY


Fairfield, CT - (October 20, 2003) - Competitive Technologies, Inc. (AMEX: CTT) announced today that they signed an agreement with Unilens Corp. USA (Unilens), and their parent company, Unilens Vision Inc. (CDNX: UVI.V), for a schedule of payments for monies owed CTT from the 1989 sale of certain contact lens technologies to Unilens.

The agreement calls for a total of $1.25 million to be paid with a signature payment of $100,000, and quarterly installments beginning December 31, 2003. Each quarterly payment will be a minimum of $100,000, or a specified portion of the royalties on sales of products from the contact lens technologies, whichever is greater. CTT retains 88.5% of each payment; its clients receive the balance.

"We are pleased to have reached this agreement with Unilens for compensation for CTT technologies," said John B. Nano, CTT's President and CEO. "This is another example of optimizing our existing portfolio and a step towards our goal to achieve profitability and increase shareholder value."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:

Johnnie D. Johnson, Strategic IR, Inc.
E-mail: jdjohnson@strategic-ir.com
Tel. (212) 754-6565; Fax (212) 754-4333
E-mail: ctt@competitivetech.net